Exhibit 4.11

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Cresco Labs Inc. (the “Company”)

2500 Park Place, 666 Burrard Street

Vancouver, British Columbia

V6C 2X8 Canada

Item 2.	Date of Material Change

April 13, 2021

Item 3.	News Release

A news release was disseminated by the Company on April 14, 2021, through Business Wire and subsequently filed under the SEDAR profiles of the Company and Bluma Wellness Inc. (“Bluma”) at www.sedar.com.

Item 4.	Summary of Material Change

Effective April 13, 2021, the Company and Bluma completed their previously announced plan of arrangement (the “Arrangement”) under the provisions of the Business Corporations Act (British Columbia), pursuant to which, among other things, the Company acquired all of the issued and outstanding common shares in the authorized share structure of Bluma (the “Bluma Shares”) (the “Arrangement”). As a result of the completion of the Arrangement, Bluma became a wholly-owned subsidiary of the Company.

Pursuant to the terms of the Arrangement, former shareholders of Bluma received 0.0859 subordinate voting shares of Cresco (each whole share, a “Cresco Share”) for each Bluma Share held prior to the completion of the Arrangement, with any fractional Cresco Shares being rounded down to the nearest whole Cresco Share (the “Consideration”). In lieu of the issuance of fractional Cresco Shares, Cresco paid the holders thereof a cash payment (rounded down to the nearest cent) based on a price per Cresco Share equal to the U.S. dollar equivalent of the Consideration.

In addition, under the terms of the Arrangement, (i) certain restricted share units (the “Bluma RSUs”) of Bluma will remain outstanding in accordance with their terms and upon vesting thereof, the holders of such Bluma RSUs will receive the Consideration in lieu of any Bluma Shares or cash to which such holder would otherwise have been entitled upon such vesting, and (ii) all warrants to purchase Bluma Shares (the “Bluma Warrants”), with the exception of any Bluma Warrants exercised prior to the completion of the Arrangement, will remain outstanding and upon the exercise thereof the holder will be entitled to receive the Consideration. Pursuant to the terms of the Arrangement, Cresco agreed to assume all of the covenants and obligations of Bluma under the Bluma Warrants until the expiry of such Bluma Warrants (in accordance with their respective terms).

The Bluma Shares have been delisted from the Canadian Securities Exchange (the “CSE”) and the securities of Bluma are no longer available for trading on the CSE as of the close of business on April 16, 2021 or the OTC Markets as of April 19, 2021. Bluma has applied to the applicable securities regulators to cease to be a reporting issuer and to terminate its public reporting obligations.

Item 5.1	Full Description of Material Change

Please see the press release attached hereto as Appendix “A”.

Item 5.2.	Disclosure of Restructuring Arrangements

Not applicable.

Item 6.	Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

Not applicable.

Item 8.	Executive Officer

For further information, please contact:

John Schetz, General Counsel

Phone: (312) 929-0993

Email: john.schetz@crescolabs.com

Item 9.	Date of Report

April 19, 2021

APPENDIX “A”

PRESS RELEASE

See attached.

Cresco Labs Closes Acquisition of Bluma Wellness, Expands Into Florida

April 14, 2021

CHICAGO—(BUSINESS WIRE)— Cresco Labs (CSE:CL) (OTCQX:CRLBF) (“Cresco Labs” or the “Company”), a vertically integrated multistate operator and the number one U.S. wholesaler of branded cannabis products and Bluma Wellness Inc. (“Bluma Wellness”), a vertically integrated operator in Florida, today announced the closing of the Company’s previously announced acquisition of Bluma Wellness.

Transaction Highlights

•	Cresco Labs now has meaningful operations in 10 states.

•	The Company’s footprint includes all 7 of the top-10 most populated states in the country with cannabis programs.

•	Florida, with more than 525,000[1] medical cannabis patients and a state population greater than 21 million people, represents one of the largest absolute growth opportunities among cannabis markets.

•

Bluma Wellness’ competitive advantages in Florida include one of the state’s only cultivation facilities producing ultra-premium quality flower as well as a differentiated retail model including strategic, high-volume storefronts and an omnichannel sales platform.

•

Operations include 8 dispensaries strategically located around the state, offering same- day delivery and curbside pickup. 7 more dispensaries are currently in permitting and/or are under construction.

•

54,000ft2 of cultivation in Indiantown is currently under expansion and will continue to deliver premium craft flower at greater scale to support additional store openings and expanded product offerings.

“The closing today represents yet another strategic acquisition in a top-5 market that is true to our strategy – building the most strategic geographic footprint and achieving material market share positions within each state. Cresco Labs and Bluma Wellness have proven track records of operational execution and together have key advantages for growth and a clear pathway to scale. We look forward to amplifying operations and executing our playbook in Florida this year and in the years to come.” said Charlie Bachtell, CEO and Co-Founder of Cresco Labs.

“We couldn’t be more excited to begin working with Cresco Labs to execute our shared vision for aggressive expansion in Florida,” said Brady Cobb, CEO of Bluma Wellness. “Cresco’s deep operational efficiency and relentless focus on quality, combined with Bluma’s best-in-state cultivation operations and innovative approach to retail, creates the perfect operating environment for our continued success in Florida.”

Transaction Details

The acquisition was completed by way of a plan of arrangement (the “Arrangement”) under the provisions of the Business Corporations Act (British Columbia). Pursuant to the terms of the Arrangement, holders of common shares of Bluma Wellness (“Bluma Shares”) received 0.0859 subordinate voting shares of Cresco Labs (“Cresco Shares”) for each Bluma Share held. In total, Cresco Labs acquired 184,814,281 Bluma Shares, representing all of the issued and outstanding Bluma Shares, in exchange for 15,875,449 Cresco Shares.

It is anticipated that the Bluma Shares will be delisted from the Canadian Securities Exchange (“CSE”) as of the close of trading on April 14, 2021, and Bluma intends to submit an application to the applicable securities regulators to cease to be a reporting issuer and to terminate its public reporting obligations.

Pursuant to the letter of transmittal mailed to shareholders of Bluma Wellness as part of the materials in connection with the special meeting of Bluma Wellness shareholders held on March 19, 2021, in order to receive the portion of the Cresco Shares to which they are entitled, registered holders of Bluma Shares are required to deposit their share certificate(s) or DRS statements representing their Bluma Shares, together with a duly completed letter of transmittal, with Odyssey Trust Company, the depositary under the Arrangement. Shareholders whose Bluma Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact their nominee to deposit their Bluma Shares.

About Cresco Labs Inc.

Cresco Labs is one of the largest vertically integrated multistate cannabis operators in the United States, with a mission to normalize and professionalize the cannabis industry.

Employing a consumer-packaged goods (“CPG”) approach, Cresco Labs is the largest wholesaler of branded cannabis products in the U.S. Its brands are designed to meet the needs of all consumer segments and comprised of some of the most recognized and trusted national brands including Cresco, High Supply, Mindy’s Edibles, Good News, Remedi, Wonder Wellness Co. and FloraCal Farms. Sunnyside, Cresco Labs’ national dispensary brand, is a wellness-focused retailer created to build trust, education and convenience for both existing and new cannabis consumers. Recognizing that the cannabis industry is poised to become one of the leading job creators in the country, Cresco Labs operates the industry’s largest Social Equity and Educational Development initiative, SEED, which was established to ensure that all members of society have the skills, knowledge and opportunity to work and own businesses in the cannabis industry. Learn more about Cresco Labs at www.crescolabs.com.

Forward Looking Statements

This press release contains “forward-looking information” within the meaning of applicable Canadian securities legislation and may also contain statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking information and forward-looking statements are not representative of historical facts or information or current condition, but instead represent only the Company’s beliefs regarding future events, plans or objectives, many of which, by their nature, are inherently uncertain and outside of the Company’s control. Generally, such forward-looking information or forward- looking statements can be identified by the use of forward-looking terminology such as, ‘may,’ ‘will,’ ‘should,’ ‘could,’ ‘would,’ ‘expects,’ ‘plans,’ ‘anticipates,’ ‘believes,’ ‘estimates,’ ‘projects,’ ‘predicts,’ ‘potential’ or ‘continue’ or the negative of those forms or other comparable terms and includes, but is not limited to, statements relating to the expected timing by which Bluma Wellness will be de-listed from the CSE and the intention to apply to have Bluma Wellness cease to be a reporting issuer and terminate its public reporting obligations. The Company’s forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including but not limited to those risks discussed under “Risk Factors” in the Company’s Annual Information Form for the year ended December 31, 2020 dated March 26, 2021, and other documents filed by the Company with Canadian securities regulatory authorities; and other factors, many of which are beyond the control of the Company. Readers are cautioned that the foregoing list of factors is not exhaustive. Because of these uncertainties, you should not place undue reliance on the Company’s forward-looking statements. No assurances are given as to the future trading price or trading volumes of Cresco Labs’ shares, nor as to the Company’s financial performance in future financial periods. The Company does not intend to update any of these factors or to publicly announce the result of any revisions to any of the Company’s forward-looking statements contained herein, whether as a result of new information, any future event or otherwise.

Except as otherwise indicated, this press release speaks as of the date hereof. The distribution of this press release does not imply that there has been no change in the affairs of the Company after the date hereof or create any duty or commitment to update or supplement any information provided in this press release or otherwise.

[1]	Florida Office of Medical Marijuana

View source version

on businesswire.com: https://www.businesswire.com/news/home/20210414005892/en/

Media:

Jason Erkes, Cresco Labs

Chief Communications Officer

press@crescolabs.com

Investors:

Jake Graves, Cresco Labs

Manager, Investor Relations

investors@crescolabs.com

For general Cresco Labs inquiries:

312-929-0993

info@crescolabs.com

Source: Cresco Labs